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ON AUGUST 27, 2021, MARK BEHRMAN, THE CHIEF EXECUTIVE OFFICER OF LSB INDUSTRIES, INC., PARTICIPATED IN AN INTERVIEW WITH GRANITE RESEARCH TO DISCUSS, AMONG OTHER THINGS, THE EXCHANGE TRANSACTION DESCRIBED IN THE COMPANY’S PROXY STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON AUGUST 26, 2021. A TRANSCRIPT OF THE INTERVIEW IS SET FORTH BELOW AND A VIDEO OF THE INTERVIEW HAS BEEN POSTED ON THE COMPANY’S WEBSITE AT https://investors.lsbindustries.com/.

Intro: Welcome to Granite Research’s management interview series. Today’s hosts are JP Geygan and Rob McGuire, analysts covering LSB Industries. Investment research can be downloaded at www.granite-research.com We are pleased to be joined by Mark Behrman, CEO of LSB Industries, NYSE ticker symbol: LXU. LSB engages in the manufacture, marketing, and sale of chemical products for use in agricultural, industrial, and mining markets. LSB owns and operates three chemical manufacturing facilities that primarily produce ammonia and ammonia-based products.

JP Geygan: Hi Mark, thanks for taking time to speak with us today.

Mark Behrman: Hi JP and Rob, nice to see you guys again.

JP Geygan: It’s an exciting time at LSB Industries. Over the past several years, you’ve taken steps to improve operational performance, and we’re beginning to see the fruits of this labor. But top of mind for investors is the recently announced proposal to exchange the Series E-1 Preferred for common stock. For those who might not be familiar with the proposed transaction, can you walk us through the genesis of the Series E-1 Preferred, and the transaction’s moving parts?

Mark Behrman: Sure, I’d be happy to. So for those of you who aren’t familiar with it, and maybe how it came to be on our balance sheet, back in 2013, previous management and board made a decision to build a new ammonia plant, new nitric acid plant, nitric acid concentrator, cogen facility, and some other infrastructure down at our largest facility, which is in El Dorado, Arkansas. Unfortunately, there were a lot of expansions both in our industry and the overall petrochem industry at that time and cost went up pretty dramatically. Plus we had an EPC contractor that we have a dispute with that we think ultimately overcharged us. We had a huge cost overrun and unfortunately not the balance sheet to support it, so at the end of 2015, we evaluated whether we should continue with completing the expansion project, shut it down, sell some assets to support that, or raise a structured financing in order to complete the construction down at that facility. Ultimately it made a lot of sense for us to complete the project. One: we had invested a lot of capital already; but two: that the basic premise of building a new ammonia plant with cheap natural gas made a lot of sense. So we raised $260 million in financing in the form of $50 million in senior secured notes—which was a tack-on to our existing senior secured notes that were outstanding – and we raised $210 million of a straight preferred stock, so it was not convertible, at a 14% dividend, that gave us the flexibility to either pay in cash or pay in kind. Unfortunately – and the idea really was to get the project completed, get it up and running, and then refinance the preferred and/or existing debt into one new instrument. Unfortunately, the nitrogen fertilizer market for the last four years has been in the low pricing environment, and didn’t allow us to really do that. And so we actually sat with this preferred and were not able to pay it in cash and wound up accruing the dividends on a compounded basis. Along the way, we did sell off another main business that we had and paid down some of the preferred, so the 210 today really has a face value of $140 million, with the balance of $160 million or so, approximately $160 million of accrued dividends. So, a really expensive piece of paper that made sense for us to do at the time to finish the project, which—the ammonia plant is really what’s providing a lot of financial cash flow for us, it ultimately turned out to be a good project—but an expensive financing to get done, and unfortunately, we weren’t able to refinance it out in short order.

Rob McGuire: Mark, you’ve talked about improving LSB’s balance sheet for quite some time. Why do you feel that now is the right time to take this action?

Mark Behrman: So, you know when I look at it, as JP mentioned early on, I think we’ve done a pretty good job of stabilizing the operations to where they’re pretty reliable. Not quite at the operating rates that we’d like to be; ultimately, we want to be a best-in-class operator and so there’s a lot of room to improve on. But, we run very respectably versus peers in the industry. We’ve got a really good environment right now for selling prices. I had mentioned earlier that the last four years—up until earlier this year—we were in a very down pricing environment for overall nitrogen products—both fertilizer and industrial products. The market has turned. It turned for lots of various reasons. So we’re seeing selling prices that we haven’t seen probably for the last seven years. So we’re in a really good pricing environment right now. Financial results are really strong. And ultimately, we really think the last piece for us is to clean up our balance sheet. We cleaned up the operations, we need to clean up the balance sheet. We really put ourselves on solid footing. As a reminder, I mentioned earlier, it’s not a convertible piece of paper, so the preferred is not convertible. So this is really a negotiation with the holder of the preferred. They had to want to do this, and ultimately I think they are really happy with the transformation we’ve made in the overall business and believe that we’ve got a good run on a high pricing environment, good markets. It made a lot of sense for us to do it, they agreed with that, and ultimately the timing was right to do the last piece of the transformation, which is to clean up our balance sheet.

JP Geygan: We’re in one of the strongest market environments in several years. Why exchange the Series E-1 Preferred for common stock rather than begin paying it down with free cash flow?

Mark Behrman: That’s a great question. It’s something that we evaluated very heavily both with our own financial advisors and then we set up a special committee of the Board of Directors that was made up of four independent directors and they hired their own financial advisor as well, to really study the transaction and look at different scenarios. If we don’t convert out the preferred, are we better off just leaving it in place, or are we better off converting it out? Ultimately, when you do that analysis, you look at a trough pricing environment, kind of a midmarket or normalized pricing environment, and then of course a really bullish pricing environment, like we’re in today. And even under the most optimistic scenarios, we can’t earn our way out of this preferred. So the best thing for us to do is to convert it out and not continue the compounding accrual. And even if we could use free cash flow to pay some down, we’re maybe able to stay current and pay a little bit, so ultimately, the balance is still there and it’s still a drag on our balance sheet.

Rob McGuire: Mark, when contemplating the preferred exchange, how did management and the Board of Directors weight dilution to existing common shareholders against the benefits of the transaction?

Mark Behrman: So, ultimately, the preferred holder has several appointees to the Board, and they are our largest common stock, even pre this transaction – common shareholder pre this transaction. It’s considered a related party transaction, so, as I mentioned, the Board set up a special committee made up of four independent members. They hired their own legal counsel. They hired their own financial advisor. Dilution is certainly one consideration, but ultimately, what you really need to look at in any of these, and what I know they looked at, is, are you better off as is, or are you better off today, tomorrow, three years down the road executing this transaction with more dilution. And so ultimately, they came to the conclusion, with their financial advisors, that despite the dilution, shareholders would be better off with this transaction in the short-term, medium-term, and even the long-term.

JP Geygan: Can you explain the special dividend that will be payable to existing shareholders if the transaction is approved?

Mark Behrman: Sure. So as part of the transaction, Eldridge Industries, who are the holders of the preferred, has agreed to convert their preferred into common stock at a conversion price of $6.16 per share. As part of that transaction, to maybe offset some of that dilution, existing shareholders of record as a certain date will receive 0.3 shares of stock for each share of stock that they own.

Rob McGuire: Ok, so Mark, if the transaction is approved, what will LSB’s balance sheet look like following the exchange of Series E-1 Preferred and how should investors be thinking about the company’s financial leverage?

Mark Behrman: Great question. So today, we have approximately $450 million of net debt. We’ve got about $300 million of preferred and then we’ve got common stock outstanding and a market cap of about $270 million, at current prices. Post the transaction, with the preferred converting to equity, we’ll have the same debt outstanding, and then we’ll have about 90 million shares outstanding post approval of this transaction. So at a $8.00 price, that’s $720 million of market cap. $8.50 is going to be about $760 million of market cap. So we’ll have a very clean capital structure, a larger market cap, and leverage based on having a better second half this year than we certainly did last year. By the end of this year, leverage should be trending around four times, which is a lot different place than we’ve been, certainly the last four or five years. Ultimately, when we think about leverage, we’re in a commodity business, so it’s really important for us to keep leverage less than four times so that when prices change—and they will—and they tend to change pretty quickly—if we’ve got five times levered, we could certainly handle that. But you certainly don’t want to be five times levered, and then the pricing environment changes, and all of a sudden you’re seven times levered, and that creates a lot more uncertainly and a lot more risk. So, we’ll look- once we clean up the balance sheet, we’re assuming that we have the positive shareholder vote to allow us to do that, we’ll look to really keep leverage at four times or less so we can really run the business, have enough cash flow to do that, to grow organically, but also look to grow inorganically through some M&A activities.

JP Geygan: If the transaction is approved, Eldridge Industries will be LSB’s largest shareholder. What can you tell existing shareholders about Eldridge?

Mark Behrman: Well certainly they’ve got a pretty fulsome website if someone goes out and takes a look at Eldridge.com. But Eldridge themselves, they’re private equity investors into a number of different industry sectors, they’ve been a great partner for us so they, as I mentioned earlier, they became investors in the company, and common shareholders in the company, in December of 2015. They’ve had the benefit of really watching the company transform over the last five and half years. They’ve been great partners, been very supportive of our growth, and we’re excited and looking forward to having them with a much larger stake.

Rob McGuire: So, assuming the transaction is approved, what’s next for LSB? You’ve discussed opportunities for internal investment, but what else should we expect?

Mark Behrman: Well certainly there are opportunities for growth internally. We’ve got opportunities to debottleneck certain plants which will—debottlenecking allows you to have more production capability. It’s ultimately and in any of these process plants, a chemical process plant, you’re capped out on production ability, unless you debottleneck. So we have opportunities in each one of our sites today. I’ve mentioned the ability to capture carbon to ultimately produce low-carbon ammonia, or blue ammonia, and also of the potential of installing and retrofitting one or more plants with the ability to make some green ammonia as the market evolves and try to be an early entrant into that market. But I’ve also mentioned numerous times that I think there are opportunities for either acquisition or mergers with other companies, and we’ll aggressively pursue that as we think that there are some really interesting growth opportunities. They could be right down the fairway and the same businesses that we’re in. They could be, maybe same businesses, but maybe different product set, or they may be different products that we can leverage a customer relationship with. I think we have a number of avenues that we can go, but they all will be complementary and have some overlap with each other so that we can realize some synergies.

JP Geygan: You’re conducting a feasibility study at each of your sites to determine the infrastructure that might be needed to produce blue or green ammonia. Can you put additional color around this?

Mark Behrman: Yeah, so, we haven’t actually kicked off a feasibility study yet, but we will in the next several months and hope to have that complete in the first quarter of next year. We really need to take a look at each site, what makes the most sense there not just from a technical standpoint or an equipment standpoint, but also a logistics standpoint. Of course, you want to not only be able to put yourself in a position to produce either blue or green ammonia, but you want to have a customer that can take it as well. So as part of that feasibility study, it’s more a technical look at what makes the most sense and where. And of course, anything related to green ammonia, really renewable energy has a big impact on that and the cost to manufacture, so we’ll look at that as well.

Rob McGuire: You’ve discussed the potential for blue and green ammonia being years away, but are there signs that its development is accelerating?

Mark Behrman: Yeah, I think you’re seeing small pockets of development, particularly on the blue side. There’s been a number of vessels of blue ammonia that have been sold to Japanese buyers as Japan becomes a real leader in blue ammonia purchasing and blue ammonia usage. On the green side, I think it’s probably a little bit earlier, but I do think that there will be small niche markets that will be more accepting of paying for high-cost ammonia than just buying ammonia today. While I think it will be a developer over a number of years, I think by being an early entrant in the marketplace, we’ll have an opportunity to really take advantage of some of those niche markets and then be there when the market really starts to gain some momentum.

JP Geygan: With a significantly strengthened balance sheet, what sort of M&A activity are you considering?

Mark Behrman: Well as I mentioned earlier, I think there are a number of different directions we could go. So we could acquire potentially other facilities that, are sort of carbon copies of facilities that we have today, so pure nitrogen chemical facilities. We’re agnostic as to whether they’re focused on the fertilizer markets or non-fertilizer industrial markets. Today, we’re about 50-50, so we’ve got the flexibility and the desire to be in those markets. We could acquire something on the industrial side, like today we have a small sulfuric acid plant, and so we have a small sulfuric business. But if we wanted to really make that a more meaningful business for us, we could acquire some sulfuric acid assets, or sulfur assets. And then there are other various products that have some overlap, maybe ammonia as a feedstock, or sulfuric acid as a feedstock, and since we produce those, there are some synergies there and we could lower our cost. As well as other products that, some of our large industrial customers buy today from other suppliers, that if we bought those companies and were able to produce those products, we could lever our customer relationships. So, I think there are lots of opportunities for us, but we’re not going to go into a new business, we’re not going to go far afield from what are our core competencies.

Rob McGuire: Turning to recent developments in your end markets, UAN represents LSB’s largest derivative product line. Given the US Department of Commerce’s recent decision to initiate antidumping and countervailing investigations of UAN from Russia and Trinidad and Tobago, can you quantify what a positive outcome might look like for LSB?

Mark Behrman: Well, we fill about 550,000 to 600,000 tons of UAN a year, so if it resulted in a $10 increase in price, UAN prices, that we could receive from the marketplace, that’s $6 million of additional EBITDA. So, I think it will have, clearly, if the tariff goes through, and it’s a favorable antidumping ruling, it will have a positive impact on selling prices. To what extent, I don’t think anyone really knows today. But, the process between now and the end of the year, when the final ruling is expected, is pretty straightforward and we think that there is a lot of momentum for a positive result of the antidumping investigation.

JP Geygan: Mark, is there anything else investors should know?

Mark Behrman: I think we’ve had an interesting run the last four or five years. Five years ago, I would say we had operational issues, we weren’t sold out, and we had a balance sheet that was heavily levered. Over the last five years, I think the market’s recognized that we’ve done a really good job in improving the overall reliability of our manufacturing operations. We’re running sold out for the first time ever, which is always a challenge. And with this transaction with Eldridge Industries to convert their preferred, which management is very supportive of, and hopes that everyone will be supportive and vote in favor of, we think we clean up our balance sheet and really have done a transformation of the company, putting us on a really solid footing to generate good free cash flow and use the company and the assets that we have today as a base to really grow the company. So, we’re really excited about what we’re doing, we think we’ve got a really good management team that we’ve put in place, and we’ve got the opportunity to grow the company exponentially. And the last thing I would say is M&A is never good for M&A’s sake. It’s got to make sense and it’s got to be accretive to shareholder value. So, being a large shareholder myself, that’s really important. So, we don’t lose sight of that fact.

Rob McGuire: Thanks, Mark. We look forward to learning more about this in the future.

Mark Behrman: Thanks Rob and JP.

Closing: Research coverage for LSB Industries is provided by Granite Research. Granite Research is a subsidiary of Global Value Investment Corp., an SEC-registered investment advisor. Investors can access research publications and additional information at Granite Research’s website, www.granite-research.com.